UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2011

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

53 West 23rd Street New York, New York 10010 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                 Other Events

On March 24, 2011, 4Kids Entertainment, Inc. (the “Company”) received a letter from Nihon Ad Systems Inc. on behalf of itself and TV Tokyo Corporation (collectively, the “Licensors”) purporting to terminate the agreement dated July 1, 2008 between the Licensors and the Company with respect to the Yu-Gi-Oh! property (the “Yu-Gi-Oh! Agreement”) for alleged breaches of the Yu-Gi-Oh! Agreement by the Company.  The purported termination letter did not comply with the 10 business day notice and cure provision in the Yu-Gi-Oh! Agreement. On March 24, 2011, the Licensors filed a lawsuit against the Company in the United States District Court for the Southern District of New York also claiming that the Company has breached the Yu-Gi-Oh! Agreement.

In the letter and the lawsuit, the Licensors allege that the Company has (i) underpaid the Licensors their share of certain Yu-Gi-Oh! home video service fees, (ii) improperly deducted certain expenses from amounts paid to the Licensors, (iii) failed to provide the Licensors appropriate evidence of foreign withholding taxes and (iv) failed to pay certain other outstanding amounts to the Licensors. As a result of the foregoing, the Licensors allege that the Company owes the Licensors $4,792,460.36.

The allegations made by the Licensors are substantially the same as those made by the Licensors in their audit which were previously disclosed by the Company on a Form 10-Q filed with the SEC on August 16, 2010 for the quarterly period ended June 30, 2010. Since the time that the various claims were made by the Licensors, the Company has disputed the allegations and will continue to do so. Prior to the filing of the lawsuit by the Licensors, the Company provided a substantial amount of information to the Licensors in an effort to demonstrate to the Licensors that their audit claims are without foundation.

On March 4, 2011, the Licensors requested a payment from the Company in order for representatives of the Licensors to agree to meet with representatives of the Company. On March 17, 2011, the Company made a $1 million payment to the Licensors as a show of good-faith so that a meeting could take place with the Licensors to attempt to resolve the audit claims. Notwithstanding the $1 million good-faith payment, the Company also reserved its rights to dispute all of the Licensors’ audit claims. On March 18, 2011, representatives of the Company met with representatives of the Licensors in a further, but ultimately unsuccessful, attempt to resolve the outstanding issues.

On March 27, 2011, the Company, responding to the letter from the Licensors, completely rejected the purported termination of the Yu-Gi-Oh! Agreement by the Licensors as wrongful and devoid of any factual and legal basis. On March 30, 2011, the Company received a letter from counsel to the Licensors reiterating the Licensors’ position with respect to the termination of the Yu-Gi-Oh! Agreement.  The Company intends to vigorously oppose the purported termination of the Yu-Gi-Oh! Agreement and to defend itself against the claims brought in the lawsuit. Also, notwithstanding the lawsuit and the other actions taken by the Licensors, the Company continues its efforts to resolve the dispute with the Licensors.

While the Company believes that the Licensors’ purported termination of the Yu-Gi-Oh! Agreement is invalid and ineffective, a finding that such purported termination is valid would have a material adverse effect on the Company’s financial condition and results of operations and would likely significantly impede the Company’s ability to continue its operations. If the Company’s continued attempts to resolve the dispute with the Licensors are unsuccessful, the Company intends to take all actions it deems necessary to preserve its business and assets, including the potential filing of a petition under Chapter 11 of the United States Bankruptcy Code.  In addition, the Company will seek to recover for all damages sustained by the Company and its business arising from the recent actions of the Licensors.

The Company has been informed that EisnerAmper LLP, its independent registered public accounting firm, will issue a “going concern” opinion which will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4KIDS ENTERTAINMENT, INC.

Date: March 30, 2011	By:	/s/ Bruce R. Foster
          Bruce R. Foster
          Executive Vice President and
          Chief Financial Officer